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                                                                     EXHIBIT 5.1


                [Letterhead of Wilson Sonsini Goodrich & Rosati]

                                February 1, 2000

Critical Path, Inc.
320 1st Street
San Francisco, California 94105

        Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 1, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 8,097,774 shares of Common Stock, par value $0.001 (the "Shares"), both issued and outstanding and unissued and reserved for issuance pursuant to the 1996 FaxNet Stock Option Plan, the 1997 Xeti Stock Option Plan and the 1998 Stock Option Plan (together, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

        It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ Wilson Sonsini Goodrich & Rosati


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